As filed with the Securities and Exchange Commission on December 6, 2019

Registration No. 333-227863

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT NO. 333-227863

UNDER

THE SECURITIES ACT OF 1933

ROAN RESOURCES, INC.

(Exact name of registrant as specified in its charter)

Delaware	83-1984112
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

14701 Hertz Quail Springs Pkwy Oklahoma City, OK	73134
(Address of Principal Executive Offices)	(Zip Code)

ROAN RESOURCES, INC. AMENDED AND RESTATED MANAGEMENT INCENTIVE PLAN

Gregory A. Augsburger

Chief Executive Officer

320 South Boston Avenue, Suite 900

Tulsa, OK 74103

Telephone: (918) 949-4680

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With a copy to:

Ryan J. Maierson

Latham & Watkins LLP

811 Main Street, Suite 3700

Houston, Texas 77002

(713) 546-5400

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act  ☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 relates to the following Registration Statement on Form S-8 (the “Registration Statement”), filed by Roan Resources, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission:

•

Registration Statement on Form S-8 (File No. 333-227863), filed on October 16, 2018, pertaining to the registration of 16,779,349 shares of the Company’s Class A common stock, par value $0.001 per share, under the Roan Resources, Inc. Amended and Restated Management Incentive Plan.

On October 1, 2019, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”), by and among Citizen Energy Operating, LLC, a Delaware limited liability company (“Parent”), Citizen Energy Pressburg Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), and the Company. The Merger Agreement provides for, among other things, the merger of Merger Sub with and into the Company, on the terms and subject to the conditions set forth in the Merger Agreement (the “Merger”), with the Company continuing as the surviving corporation in the Merger.

The Merger became effective on December 6, 2019, upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware. As a result of the Merger, the Company has terminated all offerings of securities pursuant to the Registration Statement. In accordance with an undertaking made by the Company in Part II of the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance but remain unsold at the termination of such offering, the Company hereby removes from registration any and all such securities registered but unsold under the Registration Statement as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned thereunto duly authorized, in Tulsa, Oklahoma on December 6, 2019.

ROAN RESOURCES, INC.

By:	/s/ Gregory A. Augsburger
Gregory A. Augsburger
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities indicated on December 6, 2019.

Signature	Title

/s/ Gregory A. Augsburger Gregory A. Augsburger	Chief Executive Officer and Director (Principal Executive Officer)

/s/ David M. Edwards David M. Edwards	Chief Financial Officer (Principal Financial Officer)

/s/ Amber N. Bonney Amber N. Bonney	Chief Accounting Officer (Principal Accounting Officer)

/s/ Robert J. Woodard Robert J. Woodard	Director

/s/ James R. Woods James R. Woods	Director

/s/ James Bush James Bush	Director

/s/ James Levy James Levy	Director